UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

              Date of report (Date of earliest event reported): August 31, 2004

Churchill Downs Incorporated

Exact Name of Registrant as Specified in Its Charter)

Kentucky

(State or Other Jurisdiction of Incorporation)

                                     0-1469                             61-0156015

                                               (Commission File Number)                            (IRS Employer Identification No.)
                700 Central Avenue
               Louisville, Kentucky                                                                       40208

(Address of Principal Executive Offices)                                                       Zip Code)

(502)636-4400

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

        On September 1, 2004, Churchill Downs Incorporated (“Churchill”) announced that it had entered into a definitive asset purchase agreement to acquire Fair Grounds Race Course in New Orleans, Louisiana, including a thoroughbred race track, 145 acres, support facilities and off-track betting facilities associated with the racetrack, from Fair Grounds Corporation (“Fair Grounds”), for $47 million in cash (the “Fair Grounds Purchase Agreement”). The Fair Grounds Purchase Agreement is conditioned upon the approval of the United States Bankruptcy Court for the Eastern District of Louisiana of the Fair Grounds Purchase Agreement and a consensual amended plan of reorganization of Fair Grounds in its Chapter 11 bankruptcy case.

        In connection with the acquisition, Churchill also entered into a letter agreement (the “LHBPA Agreement”) with the Louisiana Horsemen’s Benevolent and Protective Association 1993, Inc. (“LHBPA”), pursuant to which Churchill agreed that $25 million from the purchase price of the Fair Grounds Purchase Agreement would be paid to the LHBPA in settlement of certain litigation between LHBPA and Fair Grounds at closing of the transactions contemplated by the Fair Grounds Purchase Agreement, to occur on or before October 15, 2004. The litigation was previously the subject of an August 6, 2004 settlement agreement between LHBPA and Fair Grounds, certain provisions of which were included in the LHBPA Agreement. In the LHBPA Agreement, Churchill agreed to pay LHBPA 4% of the gross sales price or other consideration in the event of a sale of the Fair Grounds Race Course by Churchill, and to post-closing covenants to make capital improvements of not less than $4 million to Fair Grounds Race Course and to the conduct of live racing at Fair Grounds Race Course. Churchill also agreed to refrain from seeking legislation or regulatory action which would diminish certain gaming revenues to LHBPA. Churchill’s obligations to LHBPA under the LHBPA Agreement are conditioned upon closing of the Fair Grounds Purchase Agreement and bankruptcy court approval of the amended plan of reorganization of Fair Grounds.

        In conjunction with the transactions contemplated by the Fair Grounds Purchase Agreement, Churchill Downs entered into a global term sheet with Fair Grounds, Ben S. Gravolet, Finish Line Management Corp. (“Finish Line”) and Bryan G. Krantz (the “Global Term Sheet”). Under the Global Term Sheet, (i) Churchill agreed to assume all obligations of Fair Grounds and Finish Line to Video Services, Inc. related to video poker at Fair Grounds and Finish Line locations, and agreed to consummate the acquisition of the stock or assets of Video Services, Inc.; (ii) Churchill agreed to make a $3.5 million debtor in possession loan to Fair Grounds; (iii) Churchill agreed to waive its $250,000 expense reimbursement claim in the bankruptcy proceedings; (iv) Fair Grounds agreed to the modification of the August 6, 2004 settlement agreement with LHBPA as described in the LHBPA Agreement; and (v) Churchill agreed to acquire certain assets of Finish Line for $2.2 million plus the assumption of secured debt not to exceed $4.5 million. The acquisition of the Finish Line assets by Churchill includes Churchill’s agreement to forgive the receivable due from Finish Line to Fair Grounds in an amount not to exceed $4.5 million, and the waiver of any related claim, upon Churchill’s acquisition of the receivable and related claim at the closing of the acquisition of the Fair Grounds assets, and is further subject to final due diligence and documentation, including the lease for an off-track betting facility.

        Under the Global Term Sheet, Churchill agreed to enter into a 3 year consulting agreement with Bryan G. Krantz, the President of Fair Grounds and Finish Line. Under the

consulting agreement, Mr. Krantz will be paid compensation of $400,000 per year, plus health insurance and a $300,000 bonus payable at the closing of the Fair Grounds Purchase Agreement.

        Under the Global Term Sheet, the parties also agreed to the compromise and settlement of certain claims pending in the bankruptcy proceeding, as more fully described in the Global Term Sheet. The obligations of the parties under the Global Term Sheet are conditioned upon the closing of all of the matters contemplated by the Global Term Sheet and upon final bankruptcy court approval of the amended plan of reorganization of Fair Grounds.

Item 7.01 Regulation FD Disclosure.

        On September 1, 2004, Churchill Downs issued a press release announcing the proposed terms of its acquisition of Fair Grounds Race Course and related transactions. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c)     Exhibits.

99.1	Press release dated September 1, 2004 issued by Churchill Downs.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCHILL DOWNS INCORPORATED
September 1, 2004	/s/ Michael E. Miller Michael E. Miller Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)